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Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR THIRD QUARTER
AND FIRST NINE MONTHS OF FISCAL 2003

        RIVERSIDE, CA, March 6, 2003—Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced results for the third quarter and nine months ended January 26, 2003. The Company reported a third quarter net loss of $18.4 million or 51 cents per share. In the prior year, the Company reported a third quarter net loss of $17.3 million but, as a result of the required accounting treatment for the after-tax gain on an exchange transaction of convertible trust preferred securities, reported positive earnings attributable to Common shareholders of 31 cents per diluted share.

        "This quarter was disappointing to us after our relatively strong second quarter performance," Edward B. Caudill, president and CEO, said. "Although our motor home operations performed well and were profitable, our other business divisions were unable to overcome financing, manufacturing and seasonal challenges. Our quarterly revenues fell 6 percent from the prior year to $493.2 million due to a 26 percent decline in our manufactured housing segment. Revenues in our RV Group were up 12 percent for the same period, with the majority of the increase coming from motor home sales.

        "Each of our businesses has a primary economic driver: consumer confidence for recreational vehicles and retail financing availability for manufactured housing," Caudill continued. "The recreational vehicle industry has held up relatively well despite the recent erosion in consumer confidence, but in our third quarter we did see some dealer reluctance to take on new inventory, particularly new product lines, in the face of growing global tensions. For manufactured housing, lack of retail financing has been the story for three years, and the problem has been exacerbated by the rising number of repossessed houses caused by the recent bankruptcy filings of a major finance company and a major vertically integrated manufacturer."

        For the first nine months of fiscal 2003, the Company incurred a net loss of $15.3 million or 43 cents per share compared with a net loss of $121.4 million or $2.74 per share in the same period of the prior year. The nine-month earnings-per-share figure for fiscal 2002 was affected by the cumulative effect of an accounting change related to goodwill of $80.6 million, or $2.40 per share, and the required accounting treatment of the Company's securities exchange offer which reduced the loss attributable to Common shareholders by the after-tax gain of $29.4 million. Revenues for the first nine months increased 4 percent to $1.75 billion from $1.68 billion for the same period last year.

        During the third quarter, the manufacturing division of the Housing Group incurred an operating loss of $5.3 million, compared to operating income of $3.9 million for the same quarter last year, including intercompany profit in inventory of $1.2 million for each period. The retail division incurred an operating loss of $9.4 million compared with a loss of $9.6 million last year. Year to date, the Housing Group's manufacturing division earned $2.0 million, including intercompany profit in inventory of $5.4 million, a decline from income of $41.5 million in the prior year, including intercompany profit of $7.7 million. The retail division lost $27.7 million in the first nine months, an improvement of 9 percent compared with a $30.6 million loss for the same period last year.

        Manufactured housing revenues in the third quarter declined 26 percent to $174.2 million from $235.9 million last year. Current quarter revenues included $114.6 million of wholesale factory sales to independent retailers and $59.6 million of retail sales from Company-operated sales centers. This compares with $163.1 million and $72.8 million, respectively, last year. Gross manufacturing revenues declined from $202.1 million last year to $144.3 million, including $29.7 million of intercompany sales to Company-operated stores. Manufacturing unit volume was off 35 percent to 4,607 homes. Despite a 30 percent decline in retail unit sales, dollar revenues were down only 19 percent to $59.6 million, reflecting the sale of a more current mix of product at our stores this year, which generated a higher average selling price. The significant drop in unit sales continues to reflect the depressed market as well as a reduction in the number of retail stores from 145 to 138 during the past 12 months.

        For the first nine months of the fiscal year, manufactured housing revenues were down 21 percent to $639.5 million from $811.5 million in the prior year. Revenues included $436.8 million of wholesale factory sales to independent retailers and $202.7 million of sales from Company-operated stores, down from $542.5 million and $269.0 million, respectively, last year. Gross manufacturing revenues, including intercompany sales, were $531.3 million this year compared with $658.4 million last year. Unit shipments from manufacturing plants declined 25 percent to 17,703, while Fleetwood retail store sales dropped by 37 percent to 4,124 homes.

        "We are still focused on rightsizing our housing business to reflect current conditions," Caudill said. "The industry is less than half the size it was just three years ago, and the consumer finance environment continues to be the primary problem. We are addressing that problem internally with the careful buildup of our own HomeOne Credit finance subsidiary as we await industry-wide relief from the current lending conditions. In addition, during the past month we closed two manufacturing plants in the Southeast and consolidated two plants in Texas into one as we continue to work to match our production capacity to current demand."

        Quarterly revenues in the RV Group were up 12 percent to $310.5 million from $278.3 million last year. Motor home sales for the third quarter increased 16 percent from last year to $213 million. Although unit sales were down 9 percent in travel trailers and 8 percent in folding trailers, due to higher average selling prices travel trailer revenues increased 4 percent from the prior year to $71 million, while folding trailer sales remained about the same at $26 million.

        Nine-month RV sales were up 28 percent to $1.08 billion compared with last year's $841.5 million. Motor home revenues rose to $672 million versus $489 million last year. Travel trailer sales improved to $310 million from $268 million a year ago, while folding trailer revenues rose to $95 million from last year's $84 million.

        Overall, the RV Group incurred an operating loss of $7.6 million for the quarter, compared with a loss of $9.2 million last year. Year to date, the Group has operating income of $27.1 million compared with a loss of $37.0 million for the first nine months of fiscal 2002.

        "Our motor home division continues to do well—even through this quarter, which was somewhat affected by global tensions and reduced consumer confidence," Caudill said. "Performance improved from an operating profit of $5.6 million in last year's third quarter to $8.2 million this year. Travel trailers declined slightly for the quarter from an operating loss of $14.8 million last year to a loss of $15.5 million this year.

        "We overhauled 60 percent of our lineup of travel trailers and, as planned, these new products were introduced at the national Louisville trade show in December," Caudill continued. "We are delighted with the feedback we're receiving about our new products, but changes of that magnitude created significant short-term inefficiencies at the plant level, impacting third-quarter profitability. We believe that these issues are now largely behind us. Also affecting the third-quarter rollout of new products was some caution on the part of dealers, in the face of economic uncertainties and global tensions, to take on new products in a seasonally slower quarter without first reducing their inventories of earlier model year products.

        "For the fourth quarter, we anticipate that losses in the Housing Group, which will include charges related to plant closings, will offset the operating profits of the RV Group, and that the Company as a whole will not be profitable," Caudill concluded. "We continue to focus on the fundamentals of providing the right products, distribution and service in all segments of the Company to take advantage of any upturn in business. Despite the challenges of the current environment, we continue to believe that promising demographics, a persistent widespread demand for affordable housing and a healthy renewed interest in domestic travel and recreation bode well for both our industries as we move forward."

        The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EST/10:30 a.m. PST on Thursday, March 6, 2003, and will be broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com, and will be accessible from the Company's Website, www.fleetwood.com. The call will be archived for 14 days on all three sites.

        This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of declining consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company's products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations
(Unaudited)

	13 Weeks Ended						39 Weeks Ended
	Jan. 26, 2003		Jan. 27, 2002				Jan. 26, 2003		Jan. 27, 2002
	(Amounts in thousands except per share data)
Sales	$493,215			$522,381			$1,745,636		$1,677,269

Operating income (loss)	$(23,123)			$(19,010)			$1,165		$(40,950)

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	$(21,803)			$(23,203)			$622		$(52,567)
(Provision) benefit for income taxes	8,505			8,562			(717)		19,943
Minority interest in Fleetwood Capital Trusts, net of taxes	(5,107)			(2,654)			(15,229)		(8,147)

Loss before cumulative effect of accounting change	(18,405)			(17,295)			(15,324)		(40,771)
Cumulative effect of accounting change, net of taxes	—			—			—		(80,635)

Net loss	$(18,405)			$(17,295)			$(15,324)		$(121,406)

Net income (loss) attributable to Common shareholders	$(18,405)			$12,108			$(15,324)		$(92,003)

	Basic	Diluted	Basic		Diluted		Basic	Diluted	Basic	Diluted
Earnings (loss) per Common share:
Income (loss) before cumulative effect of accounting change	$(.51)	$(.51)		$.35		$.31	$(.43)	$(.43)	$(.34)	$(.34)
Cumulative effect of accounting change, net of taxes	—	—		—		—	—	—	(2.40)	(2.40)

Net income (loss) per share	$(.51)	$(.51)	$	..35	$	..31	$(.43)	$(.43)	$(2.74)	$(2.74)

Weighted average Common shares:
Basic	35,935			34,969			35,847		33,519
Diluted	35,935			48,179			35,847		33,519

FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	January 26, 2003	October 27, 2002	January 27, 2002
ASSETS
Cash and marketable investments	$67,971	$138,414	$140,297
Receivables	151,131	149,110	137,758
Inventories	251,157	221,285	222,536
Property, plant and equipment, net	262,156	266,152	285,558
Goodwill and intangible assets	6,366	6,366	6,366
Other assets	219,375	200,734	242,508

	$958,156	$982,061	$1,035,023

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$65,557	$79,037	$85,996
Employee compensation and benefits	126,503	134,397	117,280
Retail flooring liability and short-term debt	41,995	18,748	43,701
Long-term debt	2,480	2,504	8,648
Other liabilities	182,368	190,838	193,833

Total liabilities	418,903	425,524	449,458
Company-obligated mandatorily redeemable convertible preferred securities	374,069	373,761	373,765
Shareholders' equity	165,184	182,776	211,800

	$958,156	$982,061	$1,035,023

FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	Jan. 26, 2003	Jan. 27, 2002	Jan. 26, 2003	Jan. 27, 2002
OPERATING REVENUES:
Manufactured housing—
Manufacturing	$144,325	$202,120	$531,279	$658,417
Retail	59,553	72,852	202,683	268,998
Less intercompany	(29,724)	(39,056)	(94,475)	(115,921)

	174,154	235,916	639,487	811,494

Recreational vehicles	310,478	278,348	1,077,240	841,511
Supply operations	8,583	8,117	28,909	24,264

	$493,215	$522,381	$1,745,636	$1,677,269

OPERATING INCOME (LOSS):
Manufactured housing*	$(5,328)	$3,922	$2,044	$41,531
Housing—retail	(9,428)	(9,603)	(27,672)	(30,569)
Recreational vehicles	(7,591)	(9,161)	27,098	(37,047)
Supply operations	(225)	1,738	1,804	5,909
Corporate and other	(551)	(5,906)	(2,109)	(20,774)

	$(23,123)	$(19,010)	$1,165	$(40,950)

UNITS SOLD:
Manufactured housing—
Factory shipments	4,607	7,075	17,703	23,547
Retail sales	1,149	1,650	4,124	6,508
Less intercompany	(968)	(1,381)	(3,102)	(4,124)

	4,788	7,344	18,725	25,931

Recreational vehicles—
Motor homes	2,197	1,987	7,278	5,719
Travel trailers	4,791	5,268	21,780	19,342
Folding trailers	3,885	4,225	13,562	12,981

	10,873	11,480	42,620	38,042

* After adjusting for intercompany profit in inventory as follows:
	$1,242	$1,212	$5,374	$7,721

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FLEETWOOD REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2003
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Summaries of Operations (Unaudited)
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Balance Sheets (Unaudited) (Amounts in thousands)
FLEETWOOD ENTERPRISES, INC. Business Segment and Unit Shipment Information (Amounts in thousands) (Unaudited)